                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                  SCHEDULE 13G


           INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO
                               (AMENDMENT NO. 1)(1)



                            HARVARD BIOSCIENCE, INC.
--------------------------------------------------------------------------------
                                (Name of issuer)


                     COMMON STOCK, PAR VALUE $.01 PER SHARE
--------------------------------------------------------------------------------
                         (Title of class of securities)


                                   416906 10 5
--------------------------------------------------------------------------------
                                 (CUSIP number)


                                DECEMBER 31, 2001
--------------------------------------------------------------------------------
             (Date of event which requires filing of this statement)




CHECK THE APPROPRIATE BOX TO DESIGNATE THE RULE PURSUANT TO WHICH THIS SCHEDULE IS FILED:

         |_|  Rule 13d-1(b)

         |_|  Rule 13d-1(c)

         |X|  Rule 13d-1(d)


                       (Continued on the following pages)


-------------------

(1) The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

         The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act ubt shall be subject to all other provisions of the Act (however, see the Notes).



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                                  SCHEDULE 13G

---------------------------                            -------------------------
CUSIP NO. 416906  10  5                                    PAGE 2 OF  5  PAGES
                                                                     ---
--------- ----------------------------------------------------------------------
   1      NAME OF REPORTING PERSONS                 DAVID GREEN
          S.S. OR I.R.S IDENTIFICATION NOS. OF ABOVE PERSONS

                               S.S.N. ###-##-####
--------- ----------------------------------------------------------------------
   2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (A)  |_|
                                                                      (B)  |_|
--------- ----------------------------------------------------------------------
   3      SEC USE ONLY
--------- ----------------------------------------------------------------------
   4      CITIZENSHIP OR PLACE OF ORGANIZATION

                   THE COMMONWEALTH OF MASSACHUSETTS, U.S.A.
--------------------------------------------------------------------------------
       NUMBER OF           5    SOLE VOTING POWER

         SHARES                          2,600,936
                          ----- ------------------------------------------------
      BENEFICIALLY         6    SHARED VOTING POWER

     OWNED BY EACH                       NONE
                          ----- ------------------------------------------------
       REPORTING           7    SOLE DISPOSITIVE POWER

         PERSON                          2,600,936
                          ----- ------------------------------------------------
          WITH             8    SHARED DISPOSITIVE POWER

                                         NONE
--------------------------------------------------------------------------------
   9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                   2,600,936 SHARES OF COMMON STOCK
--------- ----------------------------------------------------------------------
   10     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
                                                                          |_|

--------- ----------------------------------------------------------------------
   11     PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                   9.7%
--------- ----------------------------------------------------------------------
   12     TYPE OF REPORTING PERSON*

                   IN
--------- ----------------------------------------------------------------------

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                            STATEMENT ON SCHEDULE 13G

ITEM 1.

     (a) Name of Issuer

         HARVARD BIOSCIENCE, INC.

     (b) Address of Issuer's Principal Executive Offices

         84 OCTOBER HILL ROAD
         HOLLISTON, MASSACHUSETTS 01746

ITEM 2.

     (a) Name of Person Filing

         DAVID GREEN

     (b) Address of Principal Business Office or, if none, Residence

         84 OCTOBER HILL ROAD
         HOLLISTON, MASSACHUSETTS 01746


     (c) Citizenship

         THE COMMONWEALTH OF MASSACHUSETTS, U.S.A.

     (d) Title of Class of Securities

         COMMON STOCK, PAR VALUE $.01 PER SHARE

     (e) CUSIP Number

         416906 10 5

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO SECTIONS 240.13d-1(b) OR 240.13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

                                 NOT APPLICABLE

     (a) [ ] Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

     (b) [ ] Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

     (c) [ ] Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).

     (d) [ ] Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

     (e) [ ] An investment adviser in accordance with Sections
             240.13d-1(b)(1)(ii)(E);(a)

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                            STATEMENT ON SCHEDULE 13G


     (f) [ ] An employee benefit plan or endowment fund in accordance with Sections 240.13d-1(b)(1)(ii)(F);

     (g) [ ] A parent holding company or control person in accordance with Sections 240.13d-1(b)(1)(ii)(G);

     (h) [ ] A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);

     (i) [ ] A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);

     (j) [ ] Group, in accordance with Sections 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP

     (a) Amount beneficially owned: 2,600,936

     (b) Percent of class: 9.7%

     (c) Number of shares as to which the person has:

          (i) Sole power to vote or to direct the vote: 2,600,936

          (ii) Shared power to vote to direct the vote: NONE

          (iii) Sole power to dispose or to direct the disposition of: 2,600,936

          (iv) Shared power to dispose or to direct the disposition of: NONE

ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

        NOT APPLICABLE

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON.

        NOT APPLICABLE

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

        NOT APPLICABLE

ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

        NOT APPLICABLE

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                            STATEMENT ON SCHEDULE 13G

ITEM 9. NOTICE OF DISSOLUTION OF GROUP

        NOT APPLICABLE

ITEM 10. CERTIFICATION

                                    SIGNATURE


After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                                          FEBRUARY 7, 2002
                                                     ---------------------------
                                                                Date



                                                           /S/ DAVID GREEN
                                                     ---------------------------
                                                              Signature



                                                            DAVID GREEN
                                                     ---------------------------
                                                             Name/Title




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